2 Leman Street

London E1W 9US

United Kingdom

June 26, 2024

Via Edgar

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Jane Park

Re: Renalytix plc

Registration Statement on Form S-3

File No. 333-279966

Acceleration Request

Requested Date: June 28, 2024

Requested Time: 4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-3 (File No. 333-279966) (as amended to date, the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on June 28, 2024, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Katie Kazem of Cooley LLP, counsel to the Registrant, at (703) 456-8043.

[Signature page follows]

Very truly yours,

Renalytix plc

By: /s/ James McCullough

James McCullough

Chief Executive Officer

cc: Joel R. Jung, Renalytix plc

Marc Recht, Cooley LLP

Katie Kazem, Cooley LLP